This Amended and Restated Pricing Supplement No. 2025-USNCH27451 is being filed to revise “Key Terms—Payment at maturity”.

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2025

Citigroup Global Markets Holdings Inc.	July , 2025 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2025-USNCH27451 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July     , 2027

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on the terms described below. Your return on the securities will depend on the performance of the shares of common stock of Snowflake Inc. (the “underlying”) from the initial underlying value to the final underlying value.

▪	The securities offer the potential for automatic early redemption at a premium if the closing price of the underlying on the valuation date prior to the final valuation date is greater than or equal to the initial underlying value. If the securities are not automatically redeemed prior to maturity, then the securities will no longer offer the opportunity to receive a premium but instead, at maturity, will offer (i) the opportunity to participate in any appreciation of the underlying at the upside participation rate specified below, (ii) contingent repayment of the stated principal amount at maturity if the underlying depreciates, but only so long as the final underlying value is greater than or equal to the final buffer value specified below, and (iii) a limited buffer against any depreciation of the underlying as described below. In exchange for these features, investors in the securities must be willing to (i) forgo any dividends that may be paid on the underlying and (ii) accept downside exposure to any depreciation of the underlying in excess of the buffer percentage specified below on the final valuation date. If the securities are not automatically redeemed prior to maturity and the final underlying value is less that the initial underlying value by more than the buffer percentage, you will not be repaid the stated principal amount of your securities at maturity and, instead, you will receive shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment and possibly worth nothing. In this case, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage as of the final valuation date. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer percentage. You may lose your entire investment in the securities,

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	Shares of common stock of Snowflake Inc. (ticker symbol: “SNOW”) (the “underlying share issuer”)
Stated principal amount:	$10,000 per security
Strike date:	June 30, 2025
Pricing date:	July , 2025 (expected to be July 2, 2025)
Issue date:	July , 2025 (expected to be July 8, 2025)
Valuation dates:	Expected to be July 13, 2026 and July 2, 2027 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, July , 2027 (expected to be July 8, 2027), subject to postponement as described under “Additional Information” below.
Automatic early redemption:	If, on the valuation date prior to the final valuation date, the closing price of the underlying is greater than or equal to the initial underlying value, the securities will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per security equal to $10,000 plus the premium. If the securities are automatically redeemed following the valuation date prior to the final valuation date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate.
Premium:

The premium applicable to the valuation date prior to the final valuation date is the percentage of the stated principal amount indicated below.  The premium may be significantly less than the appreciation of the underlying from the strike date to the valuation date.

•    July 13, 2026:                                              29.70% of the stated principal amount

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold:

▪ If the final underlying value is greater than or equal to the initial underlying value:

$10,000 + the return amount

▪ If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value:

$10,000

▪ If the final underlying value is less than the final buffer value: a fixed number of shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, you will receive shares of the underlying (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. In this case, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer. The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Initial underlying value:	223.77, the closing price of the underlying on the strike date
Final underlying value:	The closing price of the underlying on the final valuation date
Share return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Return amount:	$10,000 × the share return × the upside participation rate
Upside participation rate:	100.00%
Final buffer value:	190.205, 85.00% of the initial underlying value
Buffer percentage:	15.00%
Equity ratio:	52.57485, the stated principal amount divided by the final buffer value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333H6V1 / US17333H6V17
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$10,000.00	$150.00	$9,850.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9,230.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $9,850.00 per security.

(3) CGMI will receive an underwriting fee of $150.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $150.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023           Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether the securities are automatically redeemed as well as your payment at maturity or, in the case of a delisting of the underlying, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day.  In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur.  However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date.  If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed.  The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions.  The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial underlying value and the buffer value are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial underlying value and the buffer value are each subject to adjustment upon the occurrence of any of the events described in that section.

July 2025	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Payout Table and Diagram

The table below illustrates how the amount payable per security will be calculated if the closing price of the underlying on the valuation date prior to the final valuation date is greater than or equal to the initial underlying value.

If the closing price of the underlying on the valuation date below is greater than or equal to the initial underlying value . . .	. . . then you will receive the following payment per $10,000 security upon automatic early redemption:
July 13, 2026	$10,000 + applicable premium = $10,000 + $2,970.00 = $12,970.00

If, on the valuation date prior to the final valuation date, the closing price of the underlying is less than the initial underlying value, you will not receive the premium indicated above following that valuation date.  In order to receive the premium indicated above, the closing price of the underlying on the applicable valuation date must be greater than or equal to the initial underlying value.

The diagram below illustrates the value of what you would receive at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical returns of the underlying on the final valuation date. Your payment at maturity (if the securities are not earlier automatically redeemed) will be determined based solely on the performance of the underlying on the final valuation date. For purposes of the diagram, the value of any underlying you receive at maturity is based on the final underlying value of the underlying, which is its closing price on the final valuation date. On the maturity date, the value of any underlying you receive may differ from their value on the final valuation date.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying unless and until you receive underlying at maturity” below.

Payment at Maturity

■ The Securities	■ The Underlying

July 2025	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Hypothetical Examples of the Payment at Maturity

The table and examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The table and examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The table and examples below are based on a hypothetical initial underlying value of $100.00 and a hypothetical final buffer value of $85.00 and do not reflect the actual initial underlying value or final buffer value. For the actual initial underlying value and final buffer value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and final buffer value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

The table and examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security will depend on the actual initial underlying value and the actual final underlying value.

Hypothetical Final Underlying Value	Hypothetical Share Return	Hypothetical payment at maturity or cash value of the shares of the underlying received at maturity(1) per security	Hypothetical Total Return on Securities at Maturity(2)
$200.00	100.00%	$20,000.00	100.00%
$190.00	90.00%	$19,000.00	90.00%
$180.00	80.00%	$18,000.00	80.00%
$170.00	70.00%	$17,000.00	70.00%
$160.00	60.00%	$16,000.00	60.00%
$150.00	50.00%	$15,000.00	50.00%
$140.00	40.00%	$14,000.00	40.00%
$130.00	30.00%	$13,000.00	30.00%
$120.00	20.00%	$12,000.00	20.00%
$110.00	10.00%	$11,000.00	10.00%
$100.00	0.00%	$10,000.00	0.00%
$95.00	-5.00%	$10,000.00	0.00%
$90.00	-10.00%	$10,000.00	0.00%
$85.00	-15.00%	$10,000.00	0.00%
$84.99	-15.01%	$9,998.80	-0.012%
$80.00	-20.00%	$9,411.80	-5.882%
$70.00	-30.00%	$8,235.30	-17.647%
$60.00	-40.00%	$7,058.80	-29.412%
$50.00	-50.00%	$5,882.40	-41.176%
$40.00	-60.00%	$4,705.90	-52.941%
$30.00	-70.00%	$3,529.40	-64.706%
$20.00	-80.00%	$2,352.90	-76.471%
$10.00	-90.00%	$1,176.50	-88.235%
$0.00	-100.00%	$0.00	-100.00%
(1)	Assumes that the final underlying value is the same as the closing price of the underlying on the maturity date.

(2)	Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $10,000 stated principal amount per security, divided by (ii) $10,000 stated principal amount per security

Example 1—Upside Scenario. The final underlying value is $110.00, resulting in a 10.00% share return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per security = $10,000 + the return amount

= $10,000 + ($10,000 × the share return × the upside participation rate)

= $10,000 + ($10,000 × 10.00% × 100.00%)

= $10,000 + $1,000.00

= $11,000.00

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, and your total return at maturity would equal the share return multiplied by the upside participation rate.

July 2025	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Example 2—Par Scenario. The final underlying value is $95.00, resulting in a -5.00% share return. In this example, the final underlying value is less than the initial underlying value but greater than the final buffer value.

Payment at maturity per security = $10,000

In this scenario, the shares of the underlying have depreciated from the initial underlying value to the final underlying value, but not below the final buffer value. Because the final underlying value is greater than the final buffer value, you would be repaid the stated principal amount of $10,000 per security at maturity but would not receive any positive return on your investment.

Example 3—Downside Scenario A. The final underlying value is $50.00, resulting in a -50.00% share return. In this example, the final underlying value is less than the final buffer value.

What you would receive at maturity per security = A number of shares of the underlying equal to its equity ratio (or, in our sole discretion, cash in an amount equal to its equity ratio × its final underlying value)

= 58.824 shares of the underlying, with an aggregate cash value (based on its final underlying value) of $5,882.40

In this scenario, the shares of the underlying on the final valuation date has depreciated from its initial underlying value to its final underlying value and its final underlying value is less than its final buffer value. As a result, you would not be repaid the stated principal amount of your securities at maturity but, instead, would receive a number of shares of the underlying of the worst performing underlying (or, in our sole discretion, cash based on the value thereof) worth significantly less than your initial investment.

If the final underlying value of the shares of the underlying is less than its final buffer value, we will have the option to deliver to you on the maturity date either a number of shares of the underlying of shares of the underlying equal to its equity ratio or the cash value of those shares of the underlying based on their final underlying value. The value of those shares of the underlying on the maturity date may be different than their final underlying value.

It is possible that the final underlying value of the worst performing underlying will be less than its final buffer value, such that you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Example 4—Downside Scenario B. The final underlying value is $0.00, resulting in a -100.00% share return. In this example, the final underlying value is less than the final buffer value.

= 0 shares of the underlying, with an aggregate cash value (based on its final underlying value) of $0.00.

In this scenario, the shares of the underlying on the final valuation date has depreciated from its initial underlying value to its final underlying value and its final underlying value is less than its final buffer value. As a result, you would not be repaid the stated principal amount of your securities and you would lose your entire investment.

A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the shares of the underlying. The greater the depreciation of the shares of the underlying, the closer your negative return on the securities will be to the depreciation of the shares of the underlying.

July 2025	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying, if the final underlying value is less that the initial underlying value by more than the buffer percentage, you will not be repaid the stated principal amount of your securities at maturity and, instead, you will receive shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment and possibly worth nothing. In this case, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any depreciation of the shares of the underlying in excess of the buffer percentage will result in a magnified loss to your investment at a rate equal to approximately 117.65% of that depreciation, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any shares of the underlying. If we elect to pay you cash at maturity in lieu of delivering any shares of the underlying, the amount of that cash may be less than the market value of the shares of the underlying on the maturity date because the market value will likely fluctuate between the final valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver shares of the underlying to you on the maturity date, the market value of such shares of the underlying may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right

▪	The initial underlying value, set on the strike date, may be higher than the closing price of the underlying on the pricing date. If the closing price of the underlying on the pricing date is less than the initial underlying value set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying value set on the pricing date.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlying unless and until you receive shares of the underlying at maturity. You will not receive any dividends with respect to the underlying unless and until you receive shares of the underlying at maturity. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the shares of the underlying. If any change to the underlying is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing price of the underlying on the valuation date prior to the final valuation date is greater than or equal to the initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following the valuation date prior to the final valuation date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying.

▪	What you receive at maturity depends on the closing price of the underlying on a single day. Because what you receive at maturity depends on the closing price of the underlying solely on the final valuation date, you are subject to the risk that the closing price of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

July 2025	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying and a number of other factors, including the dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we

July 2025	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying.  These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying and other financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

▪	If the underlying are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying to receive stock of another entity, the stock of such other entity will become the underlying for all purposes of the securities upon consummation of the merger. Additionally, if the underlying are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

July 2025	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2025	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Information About Snowflake Inc.

Snowflake Inc. provides software solutions. The company develops database architecture, data warehouses, query optimization, and parallelization solutions. The underlying of Snowflake Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Snowflake Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-39504 through the SEC’s website at http://www.sec.gov. In addition, information regarding Snowflake Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying of Snowflake Inc. trade on the New York Stock Exchange under the ticker symbol “SNOW.”

We have derived all information regarding Snowflake Inc. from publicly available information and have not independently verified any information regarding Snowflake Inc. This pricing supplement relates only to the securities and not to Snowflake Inc. We make no representation as to the performance of Snowflake Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Snowflake Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of Snowflake Inc. on June 30, 2025 was $223.77.

The graph below shows the closing price of Snowflake Inc. for each day such price was available from September 16, 2020 to June 30, 2025. We obtained the closing prices from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing prices as an indication of future performance.

Snowflake Inc. – Historical Closing prices September 16, 2020 to June 30, 2025

July 2025	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.  This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying that you may receive at maturity.  You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat a security as a prepaid forward contract for U.S. federal income tax purposes.  However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying received. Instead, you should have an aggregate tax basis in the underlying received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any shares of the underlying received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized.  In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined as of the time of issuance and recognize all income and gain in respect of the securities as ordinary income. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2025	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the Common Stock of Snowflake Inc. Due July , 2027

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $150.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $150.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2025	PS-12